Exhibit 99.1

PMGC Holdings Inc. (Nasdaq: ELAB) Secures Five-Year Royalty Stream from Elevai Skincare Sale Under Executed Payment Agreement with Longevity Health Holdings

●	Binding, interest-bearing payment plan converts PMGC’s 5% net sales royalty into scheduled monthly cash payments to NorthStrive Biosciences through August 2031, creating recurring, non-dilutive cash flow.

●	Agreement covers the 2025 royalty and all future royalty and earnout payments, backed by joint and several obligors, mandatory prepayments tied to Longevity capital events, and annual audit rights

NEWPORT BEACH, Calif., Sept. 18, 2026 (GLOBE NEWSWIRE) -- PMGC Holdings Inc. (“PMGC” or the “Company”) (Nasdaq: ELAB), a diversified holding company, today announced that the Company and its wholly owned subsidiary, NorthStrive Biosciences Inc. (“NorthStrive”), have entered into a fully executed, interest-bearing payment agreement (the “Payment Agreement”) with Longevity Health Holdings, Inc., formerly known as Carmell Corporation (“Longevity”), securing the royalty payments owed in connection with PMGC’s January 2025 sale of its Elevai Skincare business.

Under the asset purchase agreement dated December 31, 2024 governing the divestiture of Elevai Skincare Inc., PMGC negotiated ongoing earnout consideration including a five-year royalty equal to five percent (5%) of net sales generated from the existing Elevai Skincare product line. The royalty rights are held by NorthStrive pursuant to a consent to assignment entered into in December 2025, such that each royalty payment is payable directly to PMGC’s subsidiary as it comes due.

The Payment Agreement transforms this royalty entitlement into contractual, scheduled cash flow with defined payment dates, interest, and enforcement rights. Key terms include:

●	Acknowledged obligation: Longevity has acknowledged its obligation to pay its 2025 royalty in the amount of $94,937, with interest accruing at the Wall Street Journal Prime Rate plus 1.00% per annum from the royalty’s original April 2026 due date until paid in full;

●	Structured monthly payments: installments of $10,000 per month commencing October 15, 2026, with all amounts due no later than August 28, 2031;

●	Full forward coverage: every future royalty and earnout payment that becomes due under the sale agreement is automatically added to the payment plan on the same interest-bearing terms;

●	Unconditional obligations: Longevity’s payment obligations are absolute and unconditional, without setoff, counterclaim, or deduction, and Longevity is liable as primary obligor jointly and severally with the buyer of the Elevai Skincare business, without any requirement that NorthStrive first pursue the buyer;

●	Accelerated cash recovery: mandatory prepayments equal to fifteen percent (15%) of net cash proceeds Longevity or the buyer receives from qualifying capital raises exceeding $350,000, asset sales outside the ordinary course of business, and settlements, judgments, or insurance recoveries, in each case subject to limited exclusions; and

●	Transparency and enforcement: annual net sales statements due within five (5) business days of Longevity’s Annual Report on Form 10-K, annual audit rights, and acceleration and cost recovery rights upon payment default or insolvency.

For PMGC, the Payment Agreement converts the earnout consideration negotiated in the Elevai Skincare divestiture into visible, recurring, interest-bearing cash flow. Every dollar collected is non-dilutive to PMGC shareholders, and the five-year royalty structure allows the Company to continue participating in the commercial performance of the Elevai Skincare product line long after the sale, while its capital and management focus remains on building its precision manufacturing, biosciences, and defense technology businesses.

The agreement further underscores the deal architecture that has defined PMGC’s evolution as a diversified holding company: structuring transactions to capture value at closing and for years afterward, protecting contractual receivables with creditor-grade terms, and converting those rights into cash flow that supports the Company’s acquisition-driven growth strategy without issuing equity or incurring debt.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC Holdings’ filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

IR Contact:

IR@pmgcholdings.com